Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, Florida 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

March 3, 2023

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Re:         Clene Inc. – Equity Line of Credit

Ladies and Gentlemen:

We have acted as legal counsel to Clene Inc., a Delaware corporation (the “Company”), in connection with the Company’s issuance and sale by the Company to Lincoln Park Capital Fund, LLC (the “Investor”), of: (i) up to $25.0 million of shares of the Company’s common stock, par value $0.0001 per share (the “Purchase Shares”) and (ii) up to 499,002 shares (the “Commitment Shares” and collectively with Purchase Shares, the “Shares”) of the Company’s common stock pursuant to (a) that certain Purchase Agreement, dated March 3, 2023 (the “Purchase Agreement”), by and between the Company and the Investor, and (b) the Company’s Registration Statement on Form S-3 (Registration No. 333-264299), filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2022 and declared effective on April 26, 2022 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement in connection therewith (together with the Base Prospectus, the “Prospectus”). Capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement.

In connection with the foregoing, we have examined certain records of the Company, certificates of public officials and officers of the Company, and such other documents as we have deemed relevant for purposes of the opinion expressed below.

With respect to various factual matters material to the opinion expressed below, we have relied upon certificates and information furnished by public officials and representatives of the Company. We have assumed without inquiry or other investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity other than the Company to execute, deliver and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution and delivery by each entity other than the Company of each such agreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of each signature; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete and authentic; (x) the valid, legal, binding and enforceable nature of the obligations of all parties under the transaction documents other than the Company; and (xi) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that, upon the issuance of the Shares pursuant to the terms of the Purchase Agreement and receipt by the Company of the consideration for the Shares pursuant to the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to matters governed by the federal securities laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
HOLLAND & KNIGHT LLP
/s/ Holland & Knight LLP